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                                        EXHIBIT 99

        SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

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        Ohio Casualty Corporation is a holding company that engages, through its direct and indirect subsidiaries, primarily in the business of property and casualty insurance offered through independent agents. Its insurance subsidiaries include The Ohio Casualty Insurance Company, West American Insurance Company, Ohio Security Insurance Company, American Fire and Casualty Company, Avomark Insurance Company and Ohio Casualty of New Jersey, Inc.
These six companies form the Ohio Casualty Group. In the following discussion, the terms "we," "our," "us" and "Ohio Casualty" refer to Ohio Casualty Corporation, an Ohio corporation. Ohio Casualty and its subsidiaries are collectively referred to as the "Company."

        The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. We desire to take advantage of the "safe harbor" provisions of the Act.

        Certain information in our annual, quarterly and current reports and other information we file with the Securities and Exchange Commission, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward-looking. The following factors, in addition to other possible factors not listed, could affect our actual results and cause such results to differ materially from those expressed in forward-looking statements:

If our subsidiaries are unable to pay dividends to us, then we may be unable to meet our financial obligations.

        We conduct our business through our direct and indirect subsidiaries. Accordingly, we rely on dividends from those subsidiaries to meet our financial obligations. The inability of our subsidiaries to pay dividends to us would adversely affect our ability to meet our financial obligations.

        The following factors could adversely affect the ability of our insurance subsidiaries to pay dividends:

Legal Restrictions

        Our insurance subsidiaries are domiciled in Ohio and Indiana. Applicable Ohio and Indiana laws provide that an insurer domiciled in either of these states must obtain the prior approval of the state's insurance department for the declaration or payment of any dividend if:

        - the dividend, together with other distributions made within the preceding twelve months, would exceed the greater of:

        -  10% of the insurer's surplus as of the preceding December 31st; or


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        -  100% of the insurer's net income for the twelve-month period ending the preceding December 31st, in each case determined in accordance with statutory accounting practices; or

        - the dividend would be paid from any source other than earned surplus.

        Earned surplus means an insurer's adjusted unassigned funds determined in accordance with statutory accounting practices. These types of limitations could adversely affect the ability of an insurance subsidiary to pay dividends to us.

        Dividend payments we may receive from our insurance subsidiaries are limited to approximately $156.5 million during 2002 without restriction or prior approval of the Ohio and Indiana insurance departments, based on the 100% of the net income test applied to the twelve-month period ended December 31, 2001.

        Uncollectible or Inadequate Reinsurance

        Reinsurance is a contract by which one insurer, called a reinsurer, agrees to cover a portion of the losses incurred by a second insurer in the event a claim is made under a policy issued by the second insurer. Our insurance subsidiaries obtain reinsurance to help manage their exposure to property and casualty risks. Additionally, The Great American Insurance Company has agreed to maintain reinsurance on the commercial lines business that we acquired from Great American in 1998.

        Although a reinsurer is liable to our insurance subsidiaries according to the terms of its reinsurance policy, the insurance subsidiaries remain primarily liable as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate the obligation of our insurance subsidiaries to pay all claims, and each insurance subsidiary is subject to the risk that one or more of its reinsurers will be unable or unwilling to honor its obligations.

        Our insurance subsidiaries, except for Ohio Casualty of New Jersey, Inc., pool their underwriting results, including reinsurance, which means that their insurance operations are aggregated and then reallocated among the participating insurers. Accordingly, if the reinsurance obtained by an Ohio Casualty insurance subsidiary, or the reinsurance obtained by Great American related to the acquired commercial lines business, proves uncollectible or inadequate, then the operating results and financial condition of all of the insurance subsidiaries in the reinsurance pool will be adversely affected, as well as the resulting ability of those subsidiaries to pay dividends to us.

        Our insurance subsidiaries cannot guarantee that their reinsurers will pay in a timely fashion, if at all. Reinsurers may become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years.

        Additionally, the availability and cost of reinsurance are subject to prevailing market conditions beyond our control. For example, the terrorist attacks of September 11, 2001 had a significant impact on the reinsurance market. The reinsurance contracts of our insurance subsidiaries include some coverage for acts of terrorism. Instead of being unlimited as in the past, however, terrorism coverage in 2002 contracts has been modified to exclude or limit coverage for certain upper layers of reinsurance.

        If an Ohio Casualty insurance subsidiary is unable to obtain adequate reinsurance at commercially reasonable rates, then that insurance subsidiary would have to either bear an increased risk in net exposures or reduce the level of its underwriting commitments. Either of these potential


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developments could have a material adverse effect upon the business volume and profitability of the subsidiary, thereby limiting the ability of the subsidiary to pay dividends.

Catastrophe Losses

        Our insurance subsidiaries have experienced, and are expected in the future to experience, catastrophe losses. It is possible that a catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the operating results and financial condition of the insurance subsidiaries, thereby limiting the ability of the insurance subsidiaries to pay dividends.

        Various events can cause catastrophes, including hurricanes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our insurance subsidiaries are related to homeowners' and commercial property coverages.

        Our insurance subsidiaries seek to reduce their exposure to catastrophe losses through their underwriting strategies and the purchase of catastrophe reinsurance. Nevertheless, reinsurance may prove inadequate if:

        -  a major catastrophic loss exceeds the reinsurance limit, or

        - an insurance subsidiary pays a number of smaller catastrophic loss claims which, individually, fall below the subsidiary's retention level.

        A number of states have passed legislation that limits the ability of insurers to manage their insured risks, including legislation prohibiting an insurer from withdrawing from catastrophe-prone areas. Governmental regulation of this type is discussed below under the risk factor "Insurance companies are subject to extensive governmental regulation and the unpredictability of court decisions."

        Inadequate Loss Reserves

        Our insurance subsidiaries maintain loss reserves to provide for their estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. If these loss reserves prove inadequate, then the insurance subsidiary's operating results and financial condition will be adversely affected, including its ability to pay dividends to us.

        Reserves do not represent an exact calculation of liability. Instead, reserves represent estimates, generally involving actuarial projections at a given time, of what our insurance subsidiaries expect the ultimate settlement and adjustment of claims will cost, net of salvage and subrogation. Estimates are based on assessments of known facts and circumstances, estimates of future trends in claims severity and frequency, changing judicial theories of liability and other factors. These variables are affected by both internal and external events, including changes in claims handling procedures, economic inflation, unpredictability of court decisions, plaintiffs' expanded theories of liability, risks inherent in major litigation and legislative changes.
Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, significant reporting lags may exist between the occurrence of an insured event and the time it is actually reported. Our insurance subsidiaries adjust their reserve estimates regularly as experience develops and further claims are reported and settled.

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        Because the establishment of reserves is an inherently uncertain process involving estimates of future losses, previously established reserves may prove inadequate in light of actual experience. There are several types of insurance coverage provided by our insurance subsidiaries where the establishment of loss reserves is particularly difficult:

        - umbrella and excess liability losses, which are particularly affected by significant delays in the reporting of claims after the policy effective period, relatively large amounts of insurance coverage, unpredictability of court decisions and plaintiffs' expanded theories of liability; and

        - asbestos and environmental losses, which are particularly affected by significant delays in the reporting of claims, unpredictability of court decisions, plaintiffs' expanded theories of liability, risks of major litigation and legislative developments.

        Our insurance subsidiaries reflect adjustments to their reserves in the results of the periods in which their estimates are changed. For example, in 2001 and 2000 our insurance subsidiaries added $58.5 million and $56.8 million, respectively, to total reserves for loss development on prior years business. Reserve adjustments can result in an increase in liabilities and, consequently, a decrease in statutory surplus available for the payment of dividends.

        Downgrade by a Rating Agency

        Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically. A downgrade in the ratings of an Ohio Casualty insurance subsidiary by a recognized rating agency could result in a substantial loss of business for that subsidiary if agents or policyholders move to other companies with higher claims-paying and financial strength ratings. This loss of business could have a material adverse effect on the results of operations and financial condition of that subsidiary and the resulting ability of that subsidiary to pay dividends to us.

        During the past two years, A.M. Best and Standard & Poor's have successively downgraded their financial strength ratings of our insurance subsidiaries. The A.M. Best rating moved from "A+" to "A" in 2000, and from "A" to "A-" in 2001. The Standard & Poor's rating moved from "A+" to "BBB+" in 2000, and from "BBB+" to "BBB" with a negative outlook in 2001. In March 2002, Standard & Poor's affirmed its "BBB" rating and issued a stable outlook.
 In 2001, Moody's Investor Service affirmed its "A2" rating of our insurance subsidiaries and issued a stable outlook. These ratings do not include Ohio Casualty of New Jersey, Inc., which is unrated. We cannot guarantee that the previous downgrades, or any future downgrades, will not have a material adverse effect upon our business in the future.

        Fluctuations in Value and Income of the Company's Investment Portfolio

        Fluctuations in the value of the Company's investment portfolio could adversely affect the financial position of our insurance subsidiaries and their resulting ability to pay dividends.

        The Company's investment portfolio includes equity investments that are more volatile than fixed income investments. The equity portfolio accounts for a large portion (56.21 % as of March 31, 2002) of the Company's statutory surplus. At March 31, 2002, the portfolio consisted of stock of 45 separate entities in 35 different industries. As of that date, 37.9% of the Company's equity portfolio was invested in five companies and the largest single position was 11.2% of the equity portfolio. The

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Company's cost basis in some of its stock holdings is very low, creating a significant unrealized gain in the portfolio, which could lead to a significant cash outflow for taxes upon disposition. As a result, the Company's flexibility to further diversify its investment portfolio is limited.

        The Company's investment portfolio also includes investments in corporate and municipal bonds, mortgage-backed securities and other fixed income securities. The fair market value of these assets generally increases or decreases in an inverse relationship with fluctuations in interest rates. The interest income realized from future investments in fixed income securities will increase or decrease directly with fluctuations in interest rates. At March 31, 2002, approximately $1,089.4 million of the Company's total investment portfolio was invested in mortgage-backed securities. These investments carry the risk that cash flows from the underlying mortgages will be received faster or slower than originally anticipated. Faster repayment creates a risk that the Company will have to reinvest the repaid funds at a lower interest rate than the original investment. Slower repayments, which typically occur when interest rates rise, could decrease the value of the investment as the receipt of anticipated cash flows is delayed.

        At March 31, 2002, 3.4% of the Company's fixed income portfolio was invested in below investment grade securities. The risk of default by borrowers which issue below investment grade securities is significantly greater because these borrowers are often highly leveraged and more sensitive to adverse economic conditions, including a recession or a sharp increase in interest rates. Additionally, these securities are generally unsecured and subordinated to other debt.

If our new technology for issuing and maintaining insurance policies does not work as intended, it could damage our relationship with our agent network.

        Our agents want a cost effective, timely and simple system for issuing and maintaining insurance policies. In 2001, we introduced into operation, after more than three years of development, the Policy Administration Rating and Issuance System ("P.A.R.I.S."). P.A.R.I.S.SM is currently operational for our general liability and commercial inland marine lines. P.A.R.I.S.SM provides a proprietary Internet interface for upload and download of information with our agents. As such, it is the cornerstone in our strategy of focusing on superior agent service. The success of our strategic plan depends in part on our ability to provide our agents with the technological advantages of P.A.R.I.S.SM We plan to continue to roll out P.A.R.I.S.SM for additional commercial product lines throughout 2002 and beyond. If it does not work as expected, or if it fails to satisfy agents' needs, we may lose agents to insurers with preferred technologies.

        We reported operating losses in 2000 and 2001 and cannot guarantee that we will maintain our recent return to operating profitability in the future. We reported operating losses of $36.4 million or $0.61 per share for 2001 and $77.7 million or $1.29 per share for 2000, as compared to operating income of $1.4 million or $0.02 per share in 1999. We reported an operating profit of $12 million or $0.20 per share for the first quarter of 2002. Our failure to maintain our recent return to operating profitability would adversely affect our ability to meet our financial obligations.

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Reduction of the statutory surplus of our insurance subsidiaries would adversely affect their ability to pay dividends to us and to write insurance business.

        If our insurance subsidiaries cannot achieve and maintain profitability in the future, then they will continue to draw on their surplus in order to pay dividends to us to enable us to meet our financial obligations. As surplus is reduced, the insurance subsidiaries' ability to pay additional dividends is also reduced.

        Insurance companies write insurance based, in part, upon a ratio of premiums to surplus. As their surplus is reduced by the payment of dividends, continuing losses or both, our insurance subsidiaries' ability to write insurance business could also be reduced. This could have a material adverse effect upon the business volume and profitability of our insurance subsidiaries.

Our shareholder rights plan may have anti-takeover effects which will make an acquisition of Ohio Casualty by another company more difficult.

        We have adopted a shareholders' rights plan. Under the shareholders' rights plan, each outstanding common share has associated with it one-half of one common share purchase right. The rights become exercisable only if a person or group, without the prior approval of our directors, acquires 20% or more of our outstanding common shares or commences or publicly announces that it intends to commence a tender or exchange offer which, if completed, would result in a person or group owning 20% or more of our outstanding common shares. Under certain circumstances after the rights become exercisable, each right would entitle the holder (other than the 20% shareholder) to purchase common shares of Ohio Casualty having a value of twice the then exercise price of the rights. We may redeem the rights. The rights are intended to discourage a significant share acquisition, merger or tender offer involving our common shares which has not been approved in advance by our directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interest. Our articles and regulations and Ohio law also contain other anti-takeover provisions.

Insurance companies are subject to extensive governmental regulation and the unpredictability of court decisions.

        Our insurance subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they do business. Regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and non-policyholder creditors. Examples of governmental regulation that has adversely affected the operations of our insurance subsidiaries include:

        - the adoption in several states of legislation and other regulatory action intended to reduce the premiums paid for automobile insurance by residents of those states; and

        -  requirements that insurance companies:

           - pay assessments to support associations that fund state-sponsored insurance operations, or

           - involuntarily issue policies for high-risk automobile drivers.

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        Regulation that could adversely affect our insurance subsidiaries also includes statutory surplus and risk-based capital requirements. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices and procedures, is considered important by state insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. The failure of an insurance subsidiary to maintain levels of statutory surplus that are sufficient for the amount of insurance written by it could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by rating agencies.

        Similarly, the National Association of Insurance Commissioners has adopted a system of assessing minimum capital adequacy that is applicable to our insurance subsidiaries. This system, known as risk-based capital, is used to identify companies that may merit further regulatory action by analyzing the adequacy of the insurer's surplus in relation to statutory requirements.

        As of December 31, 2001, Ohio Casualty of New Jersey, Inc. ("OCNJ") reported a risk-based capital ratio which triggered regulatory review. This ratio was a result of the New Jersey private passenger automobile transaction.
 We believe that, as the OCNJ business transfers and as the $40.6 million New Jersey transfer fee is paid in 2002, the ratio will improve. The failure of OCNJ to meet the required ratio gives regulators the right to take action against OCNJ, including requiring us to contribute capital to OCNJ. We have notified the state regulators for OCNJ of our analysis regarding the temporary nature of the risk-based capital ratio at a level that is below acceptable standards. The regulators have indicated they will periodically review the financial results of OCNJ until the temporary items reverse and the ratio is at an acceptable level. Although we do not anticipate that regulatory action will be taken as long as the ratio shows continuing improvement, we cannot assure you that regulatory action will not be taken.

        Because state legislatures remain concerned about the availability and affordability of property and casualty insurance and the protection of policyholders, our insurance subsidiaries expect that they will continue to face efforts to regulate their operations. Any one of these efforts could adversely affect the operating results and financial condition of the insurance subsidiaries and their resulting ability to pay dividends to us.

        The financial position of our insurance subsidiaries also may be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy.

The property and casualty insurance business is highly cyclical and intensely competitive.

        Our insurance subsidiaries have experienced, and expect to experience in the future, prolonged periods of intense competition during which they are unable to increase prices sufficiently to cover costs. The inability of an insurance subsidiary to compete successfully in the property and casualty business could adversely affect its operating results and financial condition and its resulting ability to pay dividends to us.

        Our insurance subsidiaries compete with domestic and foreign insurers, many of which have greater financial resources than our insurance subsidiaries. Competition involves many factors, including:

        -  the perceived overall financial strength of the insurer;

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        -  levels of customer service to agents and policyholders, including the speed with which the insurer issues policies and pays claims;

        -  terms, conditions and prices of products; and

        -  experience in the business.

        Our insurance subsidiaries compete with other companies that use independent agents to sell their insurance products. When terms, conditions and prices of insurance products are comparable, factors that might affect an agent's decision on which product to offer its customers include the commission paid to the agent and the ease of doing business with the insurer. Business could be lost if other insurers pay higher commissions than our insurance subsidiaries or if our insurance subsidiaries are unable to meet the demand for enhanced service.

        Our insurance subsidiaries also compete with other companies that use exclusive agents or salaried employees to sell their insurance products. Because these companies generally pay lower commissions or do not pay any commissions, they may be able to obtain business at a lower cost than our insurance subsidiaries, which sell their products primarily through independent agents and brokers who typically represent more than one insurance company.

        A number of new, proposed or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

        - the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to the market, including banks and other financial service companies;

        - the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for excess and surplus lines of business;

        - regulation of the use of credit scoring in the underwriting of insurance policies;

        - programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative market types of coverage; and

        - changing practices caused by the Internet, which have led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

        New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect our results of operations and financial condition.


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